Points International Ltd. Reports 40% Year-Over-Year Growth in
Business Metrics for June 2007

Company Continues to Expand Partnerships with Leading Airlines to Drive Growth

TORONTO, July 10, 2007, Points International Ltd. (TSX: PTS; OTCBB: PTSEF), the world's leading loyalty reward solutions provider and owner of the Points.com portal, today announced its business metrics for the month of June 2007. The Company reported a 40% year-over-year increase in overall points/miles transacted for the month of June, bringing cumulative points/miles transacted to 28.4 billion.

"June was another exciting month of growth as our partners are increasingly recognizing the value and leverage of frequent flyer miles as a method of driving customer loyalty and memberships," said Rob MacLean, Chief Executive Officer of Points International. "In June, we expanded our roster of partnerships with leading airlines around the world and announced new deals with Icelandair, Delta and Continental, as well as a three year extension to our relationship with Alaska Airlines. We continue to focus on forging new, active partnerships, broadening our platform of offerings and increasing the number of points transacted."

Other June highlights include:

  Points/miles transacted by Private Branded Channels increased 46% year-over-year bringing cumulative points/miles transacted to 25.2 billion.

  Points/miles transacted by Points.com Channels increased 7% year-over-year.

  Cumulative points/miles transacted reached 3.2 billion, a 71% increase year-over-year indicating an increased use of points on the Points.com channel over the past 12 month period.

  The Company added more than 28,000 registered users during June, bringing cumulative registered users on Points.com to 1.7 million, a 27% year-over-year increase.

			Jun-07
			vs.		Jun-07
			May-		vs.
	Jun-07	May-07	07	Jun-06	Jun-06

TOTAL ALL
CHANNELS

Points/Miles Transacted	862,380,874	902,845,937	-4%	618,158,888	40%
# of Points/Miles Transactions	88,878	95,979	-7%	69,727	27%
Cumulative Points/Miles
Transacted	28,434,558,027	27,572,177,153	3%	19,212,524,986	48%

PRIVATE BRANDED
CHANNELS

Points/Miles Transacted	757,318,548	804,974,369	-6%	520,401,262	46%
# of Points/Miles Transactions	83,137	90,519	-8%	62,489	33%
Cumulative Points/Miles
Transacted	25,229,925,166	24,472,606,618	3%	17,340,130,204	46%

POINTS.COM CHANNELS

Points/Miles Transacted	105,062,326	97,871,568	7%	97,757,626	7%
# of Points/Miles Transactions	5,741	5,460	5%	7,238	-21%
Cumulative Points/Miles
Transacted	3,204,632,861	3,099,570,535	3%	1,872,394,782	71%
Cumulative Registered
Users*	1,685,786	1,657,732	2%	1,330,730	27%

* Incorporates change to cumulative registered user count. Further details available on our corporate website at http://www.points.com/static/corporate/investor_overview.html.

We are very pleased with our June growth trajectory, as we continue to show robust activity in our Private Branded Channels and steady growth on Points.com. We have added more than 28,000 new users, and increased total points/miles transacted 40% year-over-year and. During June, we continued to enhance our internal monitoring systems resulting in a minor adjustment to our May 2007 cumulative registered user count. Looking ahead, we expect to drive increased transactions across our platform as we enhance functionality and add new features such as our recently launched beta version of Book With Points and our Global Points Exchange expected to launch later in 2007," concluded MacLean.

Points International's monthly business metrics can be found on the Investor relations section of the Company's website at: http://www.points.com/static/corporate/investor_overview.html

About Points International Ltd.

Points International Ltd. is the owner and operator of Points.com, the world's leading reward-program management portal. At Points.com consumers can Swap, Earn, Buy, Gift, Share and Redeem miles and points from more than 25 of the world's leading reward programs. Participating programs include American Airlines AAdvantage® program, American Express® Membership Rewards®, Aeroplan®, AsiaMiles(TM), Cendant TripRewards®, Delta SkyMiles®, Gold Points Reward Network, InterContinental Hotels Group's Priority Club® Rewards, and S&H greenpoints. Redemption partners include Amazon.com® and Starbucks.

Website: http://www.points.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended and forward-looking information within the meaning of the "safe harbor" provisions of applicable Canadian provincial securities legislation (collectively "forward-looking statements"). These forward-looking statements relate to our objectives, strategic plans and business development goals and may also include other statements that are predictive in nature or that depend upon or refer to future events or conditions and can generally be identified by words such as "will", "may", "expects," "anticipates," "intends," "plans," "believes," "estimates" or similar expressions In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These statements are not historical facts but instead represent only the Company's expectations, estimates and projections regarding future events. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, the forward-looking statements are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict. Undue reliance should not be placed on such statements. Certain material factors, assumptions or estimates are applied in making forward-looking statements. Known and unknown factors could cause actual results may differ materially from those expressed or implied in such statements. Important factors that could cause actual results to differ materially are referred to in the body of this news release and also include the risks and uncertainties discussed herein, the matters set forth under "Risks and Uncertainties" contained in the Company's Annual Information Form filed with applicable securities regulators and the factors detailed in the Company's other filings with applicable securities regulators, including the factors detailed in the Company's annual and interim financial statements and the notes thereto. Readers of this press release are cautioned that forward-looking statements are not guarantees of future performance.

The Company does not undertake any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

CONTACT:
Anthony Lam, CA, CFO	Alex Wellins or Brinlea Johnson
Points International Ltd.	The Blueshirt Group
(416) 596-6382	(415) 217-7722
anthony.lam@points.com	alex@blueshirtgroup.com